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[Endocare letterhead]


FOR RELEASE OCTOBER 17, 2003 AT 7:30 AM EDT
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INVESTOR CONTACT:        MEDIA CONTACT              FOR ADDITIONAL INFORMATION:
Matt Clawson             Len Hall                   William J. Nydam, President
Allen & Caron, Inc.      Allen & Caron, Inc.        Katherine Greenberg, CFO
949/474-4300             949/474-4300               Endocare, Inc.
matt@allencaron.com      len@allencaron.com         949/450-5400
WWW.ALLENCARON.COM                                  WWW.ENDOCARE.COM

                         ENDOCARE SELLS URODYNAMICS AND
                URINARY INCONTINENCE PRODUCT LINES TO SRS MEDICAL

IRVINE, CA (October 17, 2003) . . . Endocare, Inc. (ENDO.PK), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation, today announced it has taken another step in implementing its strategy to refocus all the Company's efforts on its core platform technology for tumor ablation with the sale of the urodynamics and urinary incontinence product lines owned by the Company's wholly-owned subsidiary, Timm Medical Technologies, Inc., to Redmond, WA-based SRS Medical Corp., a privately-held company.

         The purchase price of the product lines was approximately $2.7 million, which will be paid over a period of approximately three and one-half years in the form of payments based on the sale of products by SRS. The payments will be secured by a promissory note with an interest rate of 7.5 percent on the unpaid balance.

         Endocare President William J. Nydam said, "We are selling these non-core assets to maximize the return on those assets for the Company and its stockholders. We are convinced that by devoting our energy and resources to the sale and advancement of our Cryocare(TM) system as a treatment for primary prostate cancer, as well as kidney, lung and bone tumors, we will be serving the best interests of all our constituencies - our physician customers and the patients they treat, our employees and our stockholders."

         The assets sold include the intellectual property, customer and vendor lists, regulatory approvals, open but unfilled customer orders and inventory related to the urodynamics and urinary incontinence product lines. SRS assumes responsibility for the warranty obligations for all products previously sold but still under warranty, as well as for all open but unfilled purchase orders to vendors.

         SRS Medical CEO Kevin M. Connolly said that the purchase of these product lines is consistent with the SRS strategy of offering a comprehensive program for the diagnosis and conservative treatment of incontinence.

          "The combination of the acquired urodynamic and therapeutic devices bolsters the strength of our product offerings and will position us to better serve our customers and increase market share," said Connolly.
"This transaction brings measurable value to both Endocare and SRS."

                                 MORE-MORE-MORE

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ENDOCARE SELLS PRODUCT LINES TO SRS
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ABOUT ENDOCARE
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         Endocare, Inc.--www.endocare.com-- is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing devices for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung, liver and bone.

         Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to negative results in pending litigation; uncertainty relating to ongoing investigations by governmental agencies, changes in and/or attrition to the Company's senior management, limited operating history of the Company with a history of losses; uncertainty regarding market acceptance of the Company's products; uncertainty of product development and the associated risks related to clinical trials; the Company's ability to integrate acquisitions; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company's products; difficulty in managing growth; the Company's limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company's technology; the rapid pace of technological change in the Company's industry; fluctuations in the Company's order levels; uncertainty regarding the timing of filing of the Company's periodic reports; and the Company's successful relisting on NASDAQ. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.


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